Exhibit 10.13

2018 INCENTIVE PLAN FOR CERTAIN KEY EMPLOYEES

The Company has a discretionary annual incentive program under which exempt salaried employees may earn cash payments based on a percentage of base annual salary. The actual percent is based on a variety of guidelines including performance levels of the respective business units primarily measured by operating income subject to certain adjustments.

The payment to an employee is based upon (i) their assigned grade level, (ii) actual company earnings achieved relative to a pre-determined target, which is adjusted upward if company performance exceeds target and reduced if company performance is less than target, and (iii) base salary paid during the fiscal year.